ZENA CAPITAL CORP.
Suite 604, 750 West Pender Street

Vancouver, B.C.
V6C 2T7

INFORMATION CIRCULAR
(as at May 6, 2004 except as otherwise indicated)

SOLICITATION OF PROXIES

This information circular (the “Circular”) is provided in connection with the solicitation of proxies by the management of Zena Capital Corp. (the “Company”).  The form of proxy which accompanies this Circular (the “Proxy”) is for use at the annual general meeting of the shareholders of the Company to be held on Thursday, June 24, 2004 (the “Meeting”), at the time and place set out in the accompanying notice of meeting.  The Company will bear the cost of this solicitation.  The solicitation will be made by mail, but may also be made by telephone.

APPOINTMENT AND REVOCATION OF PROXY

The persons named in the Proxy are directors and/or officers of the Company.  A shareholder who wishes to appoint some other person to serve as their representative at the Meeting may do so by striking out the printed names and inserting the desired person's name in the blank space provided.  The completed Proxy should be delivered to Pacific Corporate Trust Company, Attention:  Corporate Services Division, 10th Floor, 625 Howe Street, Vancouver, B.C. V6C 3B8 by the close of business (Vancouver, British Columbia time) on Monday, June 21, 2004.

A proxy may be revoked by:

(a)

signing a proxy with a later date and delivering it at the time and place noted above;

(b)

signing and dating a written notice of revocation and delivering it at the time and place noted above; or

(c)

attending the Meeting or any adjournment of the Meeting and registering with the scrutineer as a shareholder present in person.

Provisions Relating to Voting of Proxies

The shares represented by proxy in the enclosed form will be voted by the designated holder in accordance with the direction of the shareholder appointing him.  If there is no direction by the shareholder, those shares will be voted for all proposals set out in the Proxy and for the election of directors and the appointment of the auditor as set out in this Circular.  The Proxy gives the person named in it the discretion to vote as they see fit on any amendments or variations to matters identified in the notice of meeting, or any other matters which may properly come before the Meeting.  At the time of printing of this Circular, the management of the Company knows of no other matters which may come before the Meeting other than those referred to in the notice of meeting.

Non-Registered Holders

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting.  Most shareholders of the Company are “non-registered” shareholders because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares.  A person is not a registered shareholder (a “Non-Registered Holder”) in respect of shares which are held either:  (a) in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSP’s, RRIF’s, RESPs and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited (“CDS”), of which the Intermediary is a participant.  In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meeting, this Circular and the Proxy (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.  Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them.

Intermediaries will frequently use service companies to forward the Meeting Materials to Non-Registered Holders.  Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will either:

(a)

be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder and must be completed, but not signed, by the Non-Registered Holder and deposited with Pacific Corporate Trust Company; or

(b)

more typically, be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares which they beneficially own.  Should a Non-Registered Holder who receives one of the above proxy forms wish to vote at the Meeting in person, the Non-Registered Holder should strike out the names of the Management Proxyholders named in the form and insert the Non-Registered Holder’s name in the blank space provided.  Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or proxy authorization form is to be delivered.

Financial Statements

The audited financial statements of the Company for the year ended December 31, 2003 (the “Financial Statements”), together with the auditor’s report thereon, will be presented to the shareholders at the Meeting.  The Financial Statements, together with the auditor’s report thereon, are being mailed to the shareholders of record with this Circular.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

As at the date of the accompanying notice of meeting, the Company’s authorized capital consists of 200,000,000 shares divided into 100,000,000 common shares without par value and 100,000,000 preferred shares without par value of which 5,000,833 common shares are issued and outstanding and no preferred shares are issued and outstanding.  All common shares in the capital of the Company are of the same class and each carries the right to one vote.

Shareholders registered as at Thursday, May 6, 2004 are entitled to attend and vote at the Meeting.  Shareholders who wish to be represented by proxy at the Meeting must, to entitle the person appointed by the Proxy to attend and vote, deliver their proxies at the place and within the time set forth in the notes to the Proxy.

To the knowledge of the directors and senior officers of the Company, as of the date of this Circular, the following persons beneficially own, directly or indirectly, or exercise control or direction over, more than 10% of the issued and outstanding common shares of the Company:

Member	Number of Shares	Percentage of Issued Capital
CDS & Co.(1)	1,368,500	27.4%
Kevin Roger Hanson	786,111	15.7%
Terry Michael Amisano	786,111	15.7%
Greg Burnett	561,111	11.2%
Alan Crawford	561,111	11.2%

Note:

(1)

The beneficial owners of shares held by depositories are not known to the directors or officers of the Company.

ELECTION OF DIRECTORS

The directors of the Company are elected annually and hold office until the next annual general meeting of the shareholders or until their successors are elected or appointed, unless otherwise sooner terminated.  The management of the Company proposes to nominate the persons listed below for election as directors of the Company to serve until their successors are elected or appointed.  In the absence of instructions to the contrary, proxies given pursuant to the solicitation by the management of the Company will be voted for the nominees listed in this Circular.  Management does not contemplate that any of the nominees will be unable to serve as a director.

The number of directors on the board of directors of the Company is currently set at three.  Shareholders will be asked at the Meeting to pass an ordinary resolution to fix the number of directors at three.

The following table sets out the names of the nominees for election as directors, the offices they hold within the Company, their occupations, the length of time they have served as directors of the Company and the number of shares of the Company and its subsidiaries which each beneficially owns directly or indirectly or over which control or direction is exercised as of the date of the notice of meetings.  Each of the directors are deemed to have resigned their current positions as such at the Meeting:

Name, residence and positions, current and former, if any, held in the Company	Principal occupation for last five years	Served as director since	Number of securities owned or controlled at present (1)
TERRY M. AMISANO(2) Surrey, B.C. President, Chief Executive Officer and Director	Chartered Accountant and partner at Amisano Hanson, Chartered Accountants	February 8, 2000	786,111
KEVIN R. HANSON(2)(3) North Vancouver, B.C. Director	Chartered Accountant and partner at Amisano Hanson, Chartered Accountants	February 8, 2000	786,111
ALAN CRAWFORD (2) Vancouver, B.C. Director	Managing Director of Techven Finance Corp., a management company providing finance and consulting services to public companies	February 14, 2003	561,111

Note:

(1)

The information as to common shares beneficially owned or controlled has been provided by the nominees themselves.  Certain of these shares are subject to escrow restrictions.

(2)

Member of the Company’s audit committee.

(3)

Kevin Hanson served as the sole director, President and Secretary of the Company’s wholly owned private subsidiary, Rock Creek Minerals Ltd. from March 5, 2003 to April 14, 2004.

No nominations for directors have been received from the members of the Company.

EXECUTIVE COMPENSATION

Executive Officers

Summary of Compensation

There are presently two Executive Officers of the Company namely, Terry M. Amisano (President and Chief Executive Officer) and Roy Brown (Chief Financial Officer and Secretary).  “Executive Officer” means the president, a vice president in charge of a principal business unit, division or function including sales, finance or production, an officer of the Company or any subsidiary who performed a policy making function in respect of the Company or its subsidiary, any chairman and any vice chairman of the board of directors of the Company if that person performing the functions of that office on a full-time basis.  Brian Hanson was an Executive Officer of the Company during its last completed financial year as a result of then being the Company’s Chief Financial Officer and Secretary (he resigned as such on April 21, 2004).  Kevin Hanson, a director of the Company, was an Executive Officer during 2003 as a result of being the President and Secretary of the Company’s wholly-owned subsidiary, Rock Creek Minerals Ltd., and performing a policy making function with the Company as a result of being a director of the Company.

Set out below is a summary of compensation paid during the Company’s three most recently completed financial years to the Company’s Executive Officers:

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Under Options/ SARs Granted (#)(1)	Shares or Units Subject to Resale restrictions ($)	Long Term Incentive Plan Payouts ($)	All Other Compen-sation ($)
Terry M Amisano, President and Chief Executive Officer	2003 2002 2001	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil(3) Nil Nil
Brian Hanson(4) Chief Financial Officer and Secretary	2003 2002 2001	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Kevin Hanson(2) President and Secretary of Rock Creek Minerals Ltd.	2003	Nil	Nil	Nil	Nil	Nil	Nil	Nil(3)

Note:

(1)

On March 16, 2000 the Company granted incentive stock options which are exercisable until April 9, 2006 at $0.15 per share (5 years from the date of listing the shares on the TSX Venture Exchange Inc.).  As no SARs have been granted, all references are to incentive stock options.

(2)

Kevin Hanson was appointed the President and Secretary of Rock Creek Minerals Ltd., the Company’s wholly-owned private subsidiary, on March 5, 2003 and resigned as such on April 14, 2004.

(3)

During the Company’s fiscal year ending December 31, 2003 the Company paid Amisano Hanson, Chartered Accountants, in which Terry Amisano and Kevin Hanson are partners, fees totalling $8,429.00 for accounting services rendered to the Company during the year.  The 2002 fees paid by the Company to Amisano Hanson totalled $12,215.00 and in 2001 such fees totalled $5,800.00.

(4)

Brian Hanson resigned as Secretary and Chief Financial Officer on April 21, 2004 and was replaced by Roy Brown.

Options and Stock Appreciation Rights (SARs)

The Company has no outstanding stock appreciation rights.

The Company has implemented a stock option plan dated June 30, 2003.  Under the Plan, the Board of Directors is authorized to grant incentive stock options to certain directors, senior officers, employees and consultants of the Company and its subsidiary entitling them to purchase common shares.  The purpose of the Plan is to provide the Company with a share related mechanism to enable the Company to attract, retain and motivate qualified directors, senior officers, employees and consultants, to reward directors, employees and consultants for their contribution toward the long term goals of the Company and to enable and encourage such persons to acquire common shares as long term investments.  The stock option plan is administered by the Company’s Secretary at the direction of the board of directors.

The Company did not grant incentive stock options to Executive Officers during the Company’s most recently completed financial year.

The following table sets forth details of all exercises of stock options or SARs during the most recently completed financial year by each of the Executive Officers and the financial year end value of unexercised options or SARs on an aggregated basis:

Aggregated option/SAR exercises during the most recently
completed financial year and financial year-end option/SAR values

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized(1) ($)	Unexercised Options/SARs at December 31, 2003		Value of Unexercised in-the-Money Options/SARs at December 31, 2003(2)
			Exercisable (#)	Unexercisable (#)	Exercisable(3) ($)	Unexercisable ($)
Terry M. Amisano, President and Chief Executive Officer	Nil	Nil	131,250	Nil	$19,687.50	Nil
Brian Hanson, Chief Financial Officer and Secretary	Nil	Nil	10,000	Nil	$1,500	Nil
Kevin Hanson, President and Secretary of Rock Creek Minerals Ltd.	Nil	Nil	131,250	Nil	$19,687.50	Nil

Note:

(1)

“Aggregate Value Realized” is calculated by determining the difference between the market value of the securities underlying the options or SARs at the date of exercise and the exercise price of the options or SARs and is not necessarily indicative of the value (i.e. loss or gain) actually realized by the Executive Officer.

(2)

Prior to December 31, 2003, the Company’s shares lasted traded on February 25, 2003 at a price of $0.30.  There was no closing price for the Company’s shares on the Exchange on December 31, 2003 as the Company’s shares were suspended for the Company failing to complete a qualifying transaction within 18 months of listing.  .

(3)

Each of the options is exercisable for a price of $0.15 per share.

Option and SAR Repricings

None of the options or SARs held by any Executive Officer have been repriced downward during the most recently completed financial year of the Company.

Compensation of Directors

There was no compensation paid to directors in their capacity as such during the Company's most recently completed financial year.  The Company did not grant incentive stock options to directors, officers or employees of the Company during the Company's most recently completed financial year.  During the Company’s most recently completed financial year the Company paid Amisano Hanson, Chartered Accountants (of which Terry Amisano and Kevin Hanson, two directors of the Company, are partners) $18,000 (plus applicable taxes) for office rent and supplies and $8,459.00 (plus applicable taxes) for accounting services.

Termination of Employment, Change in Responsibilities and Employment Contracts

Neither the Company nor its subsidiary has any compensatory plan or arrangement in respect of compensation received or that may be received by the Executive Officers in the event of the termination of employment or in the event of a change in control of the Company or its subsidiary or change in the responsibilities of any of the Executive Officers.  Neither the Company nor its subsidiary has any formal employment contracts with its Executive Officers.

Compensation Committee and Report on Executive Compensation

The Company has no compensation committee of its Board of Directors as the Company does not currently compensate its directors for acting as such in respect of the Company or its subsidiary other than through the allocation of stock options.  Stock options are allocated on the basis of an individual’s performance, level or expertise, responsibilities and length of service to the Company or its subsidiary.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

None of the directors, the proposed nominees for election as directors, senior officers, or their respective associates or affiliates, are or have been indebted to the Company or its subsidiary since the beginning of the last completed financial year of the Company.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
UNDER (1) SECURITIES PURCHASED AND (2) OTHER PROGRAMS.

None of the directors, the proposed nominees for election as directors, Executive Officers, or their respective associates or affiliates, are or have been indebted to the Company or its subsidiary in respect of any securities purchase program or any other form of program since the beginning of the last completed financial year of the Company.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

None of the persons who were directors or officers of the Company or the Company’s subsidiary at any time during the Company's last financial year, the proposed nominees for election to the board of directors of the Company, the insiders of the Company or the associates or affiliates of those persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transaction since the commencement of the Company’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Company or its subsidiary.

INTEREST OF CERTAIN PERSONS OR
COMPANIES IN MATTERS TO BE ACTED UPON

Except as otherwise set out herein, no director or senior officer of the Company or any proposed nominee of management of the Company for election as a director of the Company, nor any associate or affiliate of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting.  Each of the directors and officers of the Company have an interest in the proposed resolution to obtain shareholder confirmation to the Company’s current Stock Option Plan as a result of each being eligible for further options pursuant to the terms of the Plan (in addition to the options each currently holds under the Plan).

MANAGEMENT CONTRACTS

There are no management functions of the Company or its subsidiary which are to any substantial degree performed by a person or company other than the directors or officers (or private companies controlled by them, either directly or indirectly) of the Company or its subsidiary.

APPOINTMENT OF AUDITORS

Auditors

The management of the Company intends to nominate Morgan & Company, Chartered Accountants, for re-appointment as auditors of the Company.  Forms of proxy given pursuant to the solicitation of the management of the Company will, on any poll, be voted as directed and, if there is no direction, for the re-appointment of Morgan & Company, Chartered Accountants, as auditors of the Company to hold office until the close of the next annual general meeting of the Company, at a remuneration to be fixed by the directors.  Morgan & Company, Chartered Accountants, were first appointed as auditor of the Company on August 3, 2000.

Audit Committee

In accordance with the Business Corporations Act (British Columbia), the Company is required to have an audit committee comprised of at least three directors, a majority of whom must not officers or employees of the Company or an affiliate of the Company.  The Company's current audit committee consists of:

Name	Present Office
Terry M. Amisano	Director, President and Chief Executive Officer
Kevin R. Hanson	Director
Alan Crawford	Director

OTHER MATTERS TO BE ACTED UPON

Confirmation of Approval of Stock Option Plan

Shareholders are being asked to confirm the approval of the Company’s Stock Option Plan which was initially approved by the shareholders of the Company at the meeting of shareholders held on June 30, 2003.  The Stock Option Plan has also been approved by the directors of the Company and the TSX Venture Exchange (the “Exchange”).  There have been no changes to the Stock Option Plan since it was adopted and approved by the shareholders.  The purpose of the Stock Option Plan is described in the section “Executive Compensation – Options and Stock Appreciation Rights (SARS)” of this Circular.

The following information is intended as a brief description of the Stock Option Plan and is qualified in its entirety by the full text of the Stock Option Plan, which will be available for review at the Meeting.

1.

The maximum number of shares that may be issued upon the exercise of stock options granted under the Stock Option Plan shall not exceed 10% of the issued and outstanding common shares of the Company at the time of grant, the exercise price of which, as determined by the board of directors in its sole discretion, shall not be less than the closing price of the Company’s shares traded through the facilities of the Exchange on the date prior to the date of grant, less allowable discounts, in accordance with the policies of the Exchange or, if the shares are no longer listed for trading on the Exchange, then such other exchange or quotation system on which the shares are listed or quoted for trading.

2.

The board of directors shall not grant options to any one person in any one year which will, when exercised, exceed 5% of the issued and outstanding shares of the Company or any consultant which in any one year will exceed 2% of the issued and outstanding shares of the Company or in any one year period to those persons employed by the Company who perform investor relations services which will, when exercised, in aggregate, exceed 2% of the issued and outstanding shares of the Company.

3.

Upon expiry of an option, or in the event an option is otherwise terminated for any reason, without having been exercised in full, the number of shares in respect of the expired or terminated option shall again be available for the purposes of the Plan.  All options granted under the Stock Option Plan may not have an expiry date exceeding five years from the date on which the board of directors grant and announce the granting of the option.

4.

If the option holder ceases to be a director of the Company or ceases to be employed by the Company (other then by reason of death), or ceases to be a consultant of the Company as the case may be, then the option granted shall expire on no later than the 30th day following the date that the option holder ceases to be a director, ceases to be employed by the Company or ceases to be a consultant of the Company, subject to the terms and conditions set out in the Stock Option Plan.  Options granted to an option holder who is engaged in investor relations activities must expire within 30 days after the option holder ceases to be so employed.

5.

The options may be subject to such vesting schedule over time as the board of directors may, in their discretion, implement or as may be required by the Exchange.

In accordance with the policies of the Exchange, a plan with a rolling 10% maximum must be confirmed by shareholders at each annual general meeting.

Accordingly, at the Meeting,  the shareholders will be asked to pass the following resolution:

“IT IS RESOLVED THAT approval of the Company’s Stock Option Plan is hereby confirmed.”

General Matters

It is not known whether any other matters will come before the Meeting other than those set forth above and in the notice of meeting, but if any other matters do arise, the persons named in the Proxy intend to vote on any poll, in accordance with their best judgement, exercising discretionary authority with respect to amendments or variations of matters ratified in the notice of meeting and other matters which may properly come before the Meeting or any adjournment of the Meeting.

Additional Information

Additional information concerning the Company and its subsidiary may be found on SEDAR at www.sedar.com.  Security holders  may contact the Company to request copies of the Company’s financial statements to December 31, 2003 and Management’s Discussion and Analysis for the Company’s most recently completed financial year by contacting Kevin Hanson at Suite 604, 750 West
Pender Street, Vancouver, British Columbia, V6C 2T7, telephone: 604-689-0188; e-mail: khanson@amisanohanson.com.

Financial information concerning the Company is provided in the Company’s comparative financial statements and management discussion and analysis for the Company’s most recently completed financial year ended December 31, 2003.

BOARD APPROVAL

The contents of this Circular have been approved and its mailing authorized by the directors of the Company.

DATED at Vancouver, British Columbia the 6th day of May, 2004.

ON BEHALF OF THE BOARD

(signed) “Terry M. Amisano”

President and Chief Executive Officer

CERTIFICATE

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED at Vancouver, British Columbia the 6th day of May, 2004.

(signed) “Terry M. Amisano”

(signed) “Roy Brown”

Terry M. Amisano

Roy Brown

President & Chief Executive Officer

Secretary and Chief Financial Officer